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                                                                Exhibit 23.2(b)

                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Tele-Communications, Inc.

We consent to the incorporation by reference in the registration statement (which is being filed pursuant to Rule 462(b)) on Form S-1 of Insight Communications Company, Inc. of our report, dated May 7, 1999, relating to the combined balance sheets of the TCI IPVI Systems (as defined in Note 1 to the combined financial statements) as of April 30, 1998 and December 31, 1997, and the related combined statements of operations and parent's investment (deficit), and cash flows for the four-month period ended April 30, 1998 and for each of the years in the two-year period ended December 31, 1997, which report appears in the registration statement (No. 333-78293) on Form S-1, as amended (Amendment No. 3).

                                         KPMG LLP

Denver, Colorado
July 19, 1999